Exhibit 99.8

Ruth’s Hospitality Group, Inc. Announces Filing of Prospectus Supplement and Definitive Proxy Statement

HEATHROW, FL, January 21, 2010 (BUSINESS WIRE) -- Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) announced today that it has filed with the Securities and Exchange Commission the prospectus supplement relating to its previously disclosed common stock rights offering.

In connection with the rights offering, the Company has distributed one transferable subscription right for each share of common stock owned as of 5:00 p.m., New York City time, on January 20, 2010, the record date for the rights offering. Each subscription right represents the right to purchase 0.579232 shares of the Company’s common stock, or approximately 14,000,000 shares in the aggregate, at a subscription price of $2.50 per share, and consists of a basic subscription right and an oversubscription right.

The rights offering will expire on February 9, 2010 at 5:00 p.m., New York City time, unless extended. The subscription rights have been admitted for trading on the Nasdaq Global Select Market under the symbol “RUTHR” and can be traded on the Nasdaq Global Select Market until 4:00 p.m., New York City time, on February 8, 2010, unless the rights offering is extended. The subscription rights will be freely transferable by holders until the close of business on the last business day preceding the expiration date, or until the close of business on February 4, 2010 if such transfers are made through the subscription agent. Each shareholder will have the right, in certain circumstances, to oversubscribe in the rights offering if the shareholder exercises its basic subscription right in full, subject to the pro ration provisions of the rights offering.

The Company also announced today that it has filed a definitive proxy statement with the Securities and Exchange Commission with respect to its previously announced special meeting of shareholders to consider the approval of the proposed sale of $25.0 million of the Company’s newly-created Series A 10% Convertible Preferred Stock to affiliates of Bruckmann, Rosser, Sherrill & Co. Management, L.P. in a private placement transaction. The special meeting will be held on February 9, 2010 at Ruth’s Chris Steak House at 80 Colonial Center Parkway in Lake Mary, Florida. The Company’s shareholders of record at 5:00 p.m., New York City time, on January 20, 2010 are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. The Company will mail the definitive proxy statement to shareholders beginning on or about January 22, 2010.

The Company intends to use the net proceeds of the rights offering and the private placement to reduce its outstanding indebtedness under its existing credit facility. As previously announced, the Company and the lenders under the credit facility have entered into an amendment to the credit agreement that will, upon effectiveness, extend the maturity of the facility and provide the Company with covenant relief that the Company believes will improve its operating flexibility and better enable it to maintain compliance with its financial covenants. It is a condition to the effectiveness of the amendment that the Company repay at least $42.5 million in borrowings under the credit facility with the proceeds of the rights offering and the private placement.

The Company reserves the right to cancel the rights offering at any time prior to the expiration date for any reason, and does not currently intend to complete the rights offering if the conditions to the closing of the private placement, including, among other things, shareholder approval of the private placement and the Company’s raising of at least $25.0 million in gross proceeds in the rights offering, and the conditions to the credit agreement amendment, including the repayment of at least $42.5 million of borrowings under the credit facility, are not satisfied. Assuming the satisfaction of all conditions to closing, the Company expects to close the transaction shortly after the shareholder meeting and the expiration of the rights offering.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc. was founded in 1965 and currently has more than 150 Company- and franchisee-owned locations worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Important Notice

The Company has filed a registration statement (including a prospectus) with the SEC (File No. 333-160231) with respect to the proposed common stock rights offering. Before you invest, you should read the prospectus and prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and the rights offering.

In connection with the Company’s proposed private placement, the Company has filed a definitive proxy statement with the SEC and will mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the private placement. Information about the Company’s directors and executive officers and their ownership of its securities is set forth in the definitive proxy statement filed by the Company with the SEC.

You may obtain the foregoing documents, including the prospectus and prospectus supplement and the definitive proxy statement, for free by visiting the SEC web site at www.sec.gov. In addition, copies of the prospectus and prospectus supplement for the rights offering may be obtained, from the information agent, Georgeson Inc., at (800) 676-0281. Investors should read the prospectus and prospectus supplement and definitive proxy statement carefully before making any investment decision because these documents contain important information.

SOURCE: Ruth’s Hospitality Group, Inc.

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